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                                                                   Exhibit 10(i)

                       AMENDMENT TO THE WITCO CORPORATION
                            LONG-TERM INCENTIVE PLAN


In accordance with Section 12(e) of the Witco Corporation Long-Term Incentive Plan (the "LTIP") and by order of the Organization and Compensation Committee of the Board of Directors of Witco Corporation, Section 3(l) of the LTIP is hereby amended to read in its entirety as follows:


SECTION 3. Definitions

(1) "Eligible Employee" shall mean an employee of the Company or one of its subsidiaries and affiliates who is a member of Salary Band I, II or III. A person shall cease to be an Eligible Employee on the earlier of his or her Disability Date or the date of his or her termination of employment (including termination due to Retirement or death).


Date:  March 5, 1999
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